Exhibit 99.B(a)(7)

SEI CASH+PLUS TRUST

WRITTEN INSTRUMENT AMENDING THE AGREEMENT
AND DECLARATION OF TRUST

The undersigned, being at least a majority of the Trustees, of SEI Cash+Plus Trust, a business trust organized under the laws of the Commonwealth of Massachusetts pursuant to an Agreement and Declaration of Trust dated March 15, 1982 (the “Declaration of Trust”), and being authorized by the unitholders of the Short-Term Government, Intermediate-Term Government and GNMA Portfolios of said Trust to effect this amendment, do hereby amend pursuant to Article IX, Section 7 of the Declaration of Trust, effective upon the signing of this instrument, the Declaration of Trust as follows:

The heading to Article VI, Section 6 is hereby amended to read in its entirety as follows:

Maintenance of Constant Net Asset Value – Money Market Series

This instrument may be executed in several counterparts each of which shall be deemed an original, but all taken together shall constitute one instrument.

IN WITNESS WHEREOF AND UNDER PENALTIES OF PERJURY, the undersigned swear that the foregoing is their free act and deed and they have set their respective hands hereunder as of this 9th day of August, 1989.

/s/ ALFRED P. WEST, JR.
Alfred P. West, Jr.

/s/ WILLIAM M. DORAN
William M. Doran

/s/ EDWARD W. BINSHADLER
Edward W. Binshadler

/s/ RICHARD F. BLANCHARD
Richard F. Blanchard

/s/ F. WENDELL GOOCH
F. Wendell Gooch